Exhibit 10.3

Officer Form

RENT-A-CENTER, INC.
FORM OF performance STOCK unit

award AGREEMENT (PSU)

THIS AWARD AGREEMENT, made as of the [___] day of [_______], 202[_], between Rent-A-Center, Inc. (the “Company”) and [__________] (the “Executive”), pursuant to the Rent-A-Center, Inc. 2021 Long-Term Incentive Plan (the “Plan”). Capitalized terms that are used but not defined in this Award Agreement have the meaning as set forth in the Plan.

1.             Company Stock Award. Subject to the vesting and other terms and conditions set forth in this Award Agreement, the Company hereby grants to the Executive the right to receive ____ performance stock units (“PSUs”). Each PSU entitles the Executive to receive one (1) share of Common Stock (each, a “Share”) based on target level achievement, which shall be subject to adjustment pursuant to Exhibit A annexed hereto and made a part hereof.

2.             Provisions of the Plan Control. The provisions of the Plan, the terms of which are incorporated in this Award Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions of this Award Agreement. The Executive acknowledges receipt of a copy of the Plan prior to the execution of this Award Agreement.

3.             Vesting of Right to Receive Shares.

(a)           General. Subject to the further provisions of this Award Agreement, the Executive’s right to receive the Shares covered by this Award Agreement (subject to adjustment pursuant to Exhibit A) shall become vested (if at all) at the end of the performance period described in Exhibit A, subject to (1) attainment of the performance objectives specified by the Committee as of the date hereof, and (2) the Executive’s continuous employment or other service with the Company or a subsidiary of the Company through the end of said performance period.

(b)           Accelerated Vesting.

(i)       Death or Disability. If, before the applicable vesting date described in (a) above, the Executive’s employment or other service with the Company and its subsidiaries is terminated due to the Executive’s death or “Disability” (as defined below), then the Executive’s right to receive the Shares (to the extent not previously vested) will vest on a pro-rata basis at target (as determined by the Committee) on the date of such death or Disability, as the case may be.

(ii)       Change in Control. In the event of a Change in Control, the PSUs granted hereunder will be treated in accordance with Section 13(b) of the Plan.

(c)           Definitions.

(i)       For purposes of Section 13(b)(i) of the Plan, “Cause” means (A) if the Executive is a party to a transition or employment agreement with the Company, which agreement includes a definition of “Cause,” “Cause” as defined in that agreement or (B) if the Executive is not a party to such a transition or employment agreement, “Cause” means the occurrence of any of the following: (1) the Executive’s conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof or under the laws of any other jurisdiction, (2) the Executive’s participation in, a fraud or theft against the Company or any customer, related party or client of the Company, (3) the Executive’s engagement in gross misconduct that causes financial or reputation harm to the Company, or (4) the Executive’s material breach of the Company’s written policies,

(ii)       The term “Disability” means the inability of the Executive to substantially perform the customary duties and responsibilities of the Executive’s employment or other service with the Company or an affiliate for a period of at least 120 consecutive days or 120 days in any 12-month period by reason of a physical or mental incapacity that is expected to result in death or last indefinitely, as determined by a duly licensed physician appointed by the Company.

(iii)       For purposes of Section 13(b)(i) of the Plan, “Good Reason” means (A) if the Executive is a party to a transition or employment agreement with the Company, which agreement includes a definition of “Good Reason,” “Good Reason” as defined in that agreement or (B) if the Executive is not a party to such a transition or employment agreement, “Good Reason” means the occurrence of any of the following: (1) the transfer of the Executive’s primary work location to a new primary work location that is more than 50 miles from the Executive’s primary work location in effect immediately before a Change in Control, or (2) a diminution of the Executive’s base salary in effect immediately before a Change in Control by more than 10%, other than as part of an across-the-board salary reduction that includes senior management of the Company.

4.             Termination of Employment or Service. Upon the termination of the Executive’s employment or other service with the Company and its subsidiaries for any reason other than due to death or Disability or termination in accordance with Section 13(b)(i) of the Plan, the Executive’s right to receive Shares covered by this Award Agreement, to the extent not previously vested or terminated, will thereupon terminate and be canceled.

5.             Restoration. The Executive has been provided and is privy to intellectual property, trade secrets and other confidential information of the Company. For two years following the Executive’s termination of employment or other service, the Executive has agreed not to engage in any activity or provide any services which are similar to or competitive with the Company’s business. For the same two year period, the Executive also agreed not to solicit or induce, or cause or permit others to solicit or induce, any employee to terminate their employment or other service with the Company. These covenants are set forth and agreed to in the Loyalty and Confidentiality Agreement between the Executive and Company (“Loyalty Agreement”). The parties hereto understand and agree that the promises in this Award Agreement and those in the Loyalty Agreement, and not any employment of or services performed by the Executive in the course and scope of that employment or other service, are the sole consideration for the Shares covered by this Award Agreement. Further, it is agreed that should the Executive violate or be in breach of any restrictions set forth herein or in the Loyalty Agreement (which determination shall be made in the discretion of the Committee), (a) the Executive shall immediately return to the Company any Shares, whether or not vested, which were received hereunder, (b) the Executive shall immediately send to the Company at the address below in the form of a check, (i) the proceeds from any Shares received hereunder that were sold to a third party or (ii) the Fair Market Value of any Shares received hereunder which were transferred for no consideration to a third party (e.g., a gift or transfer to a trust), provided that the determination of the Fair Market Value of such Shares shall be made by the Committee as of the date of such violation or breach, and (c) all of the Executive’s rights to the Shares shall be revoked and the Executive will have no further rights with respect to the Shares.

6.             Restrictions on Transfer. The Executive’s right to receive Shares under this Award Agreement may not be sold, assigned, transferred, alienated, commuted, anticipated, or otherwise disposed of (except by will or the laws of descent and distribution), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation, or be otherwise encumbered, and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void. If the Executive attempts to dispose of or encumber the Executive’s right to receive Shares under this Award Agreement before such right becomes vested, then such right shall terminate and be canceled as of the date of such attempted transfer.

7.             Delivery of Shares.

(a)           General. If and as soon as practicable after the Executive’s right to receive Shares becomes vested in accordance with numbered paragraph 3 above, the Company will cause such Shares to be issued and delivered to the Executive (or the Executive’s representative or beneficiary, as the case may be). For the avoidance of doubt, if the Executive’s right to receive the Shares becomes vested as a result of a Change in Control, the Executive will be entitled to participate in the Change in Control transaction with respect to such Shares (less any Shares withheld to satisfy applicable tax withholding) on the same basis and in the same manner as other stockholders of the Company. Notwithstanding the foregoing, the issuance and delivery of Shares that become vested pursuant to this Award Agreement shall be deferred if and to the extent necessary to avoid the imposition of additional tax under Section 409A(a) of the Code.

(b)          Tax Withholding. The Company may require as a condition of the delivery of stock certificates pursuant to subsection (a) above that the Executive remit to the Company or a subsidiary an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements attributable to the vesting or delivery of the shares represented by such certificate. In addition, or in the alternative, the Company may satisfy such tax withholding obligation in whole or in part by withholding Shares that would otherwise be delivered to the Executive (or the Executive’s representative or beneficiary) based upon the Fair Market Value of the Shares on the applicable settlement date.

8.             Deliveries in Lieu of Shares. In accordance with Section 2(b)(ix) of the Plan, in the sole discretion of the Committee, in lieu of all or any portion of the Shares, the Company may deliver cash, other securities, other awards under the Plan or other property, and all references in this Award Agreement to deliveries of Shares will include such deliveries of cash, other securities, other awards under the Plan or other property.

9.            Section 409A. This Award is intended to comply with Section 409A of the Code or an exemption thereunder and will be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

10.          Capital Changes. This Award will be subject to Section 13(a) of the Plan in the event of a stock dividend, stock split, spin off or other recapitalization with respect to the outstanding shares of the Company’s common stock described in such Section 13(a).

11.          No Service Rights. Nothing contained in the Plan or this Award Agreement shall confer upon the Executive any right with respect to the continuation of the Executive’s employment or other service with the Company or any subsidiary of the Company or interfere in any way with the right of the Company or any subsidiary of the Company at any time to terminate such relationship.

12.          Miscellaneous. This Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Award Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Award Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties.

IN WITNESS WHEREOF, this Award Agreement has been executed as of the date first above written.

RENT−A−CENTER, INC.

By:

Executive Name

Executive Signature

Street Address (No P.O. Box please)

City, State and Zip Code

EXHIBIT A
PERFORMANCE VESTING CONDITIONS